Customers Bancorp, Inc. SM
1015 Penn Avenue
Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-301-6476
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Thomas R. Brugger, CFO 484-359-7113

CUSTOMERS BANCORP TO ENTER
METRO WASHINGTON, DC MARKET WITH ACQUISITION OF ACACIA FEDERAL SAVINGS BANK

•	Deal is expected to be immediately accretive to capital ratios, book value and earnings

•	No non-performing assets, high risk loans, long term contracts or long term leases to be acquired

•	Proforma banks estimated to be about $3 billion in combined assets with an equity to asset ratio of over 8%

WYOMISSING, PA / FALLS CHURCH, VA – June 21, 2012 - Customers Bancorp, Inc. (the "Bancorp"), parent company of $2 billion asset Customers Bank (the "Bank") today announced the acquisition of Acacia Federal Savings Bank (“Acacia Federal”), Falls Church, VA from Ameritas Mutual Holding Company.

On March 31, 2012, Acacia Federal Savings Bank had about $1 billion in assets, a deposit, lending and mortgage operation covering the Greater Washington, D.C. market area and about $125 million in tangible common equity.

Customers Bancorp will acquire 100% of the stock of Acacia Federal from Ameritas Mutual Holding Company (“Ameritas”) for a total consideration of $65 million.  Customers will issue its voting and non-voting common stock for about $45 million at 115% of GAAP book value at time of closing.  Approximately $20 million of Tier 1 qualifying non-cumulative Perpetual Preferred Stock will be issued by Customers Bancorp Inc. to Ameritas at a rate of 3.72% fixed for the first five years.

As of the closing, Ameritas will hold 9.9% of all voting stock of Customers, have a 19.9% economic ownership and, own all preferred stock issued by Customers.

Customers will not be acquiring any non-performing loans, other real estate owned or other assets that it deems to possess higher risk.  In addition, Customers will not be responsible for any severance obligations, charges associated with the early termination of O.S.I. technology contract or lease termination charges on Acacia Federal’s corporate headquarters building beyond one year.

Jay S. Sidhu, chairman and chief executive officer of Customers Bancorp, Inc. & Customers Bank commented, “We are excited about having Ameritas as a partner, and look forward to providing the many individuals, families and small and medium sized business customers of Acacia Federal Savings Bank with our ‘high touch, high tech’ bank services and products.  Customers Bank utilizes a simple to use and understandable approach to banking and places a high value on convenience, pricing and exceptional customer service.  We believe this client-centric model will continue to drive outstanding growth”  “We plan to also significantly grow the mortgage banking platform at Acacia Federal;” Sidhu continued.

“We view this as a very positive transaction for the long-term interest of our mutual policyholders and it creates new growth opportunities for our current Acacia Federal Savings Bank customers and employees,” said JoAnn M. Martin, president and chief executive officer of Ameritas.  “We are confident that our current Acacia Federal Savings Bank clients will be well served by Customers Bank.  The Ameritas investment in Customers Bancorp, Inc. demonstrates our commitment to their future success and growth.”

“From our perspective, Customers Bank is a great partner to insure that our customers continue to receive personalized service across all channels and have access to innovative bank products and technology,” said James Barber, chairman and chief executive officer of Acacia Federal Savings Bank.  “There will be new growth and expansion prospects for Customers Bank in the Washington, DC market.”

At closing, which is expected to take place during the fourth quarter of 2012, Customers expects to be about a $3 billion asset bank holding company with 15 offices from Metro Washington DC market to New York.

About Customers Bancorp and Customers Bank

Customers Bancorp, Inc. is a bank holding company based in Wyomissing, Pennsylvania.  Customers Bank (the “Bank”) is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania.  The Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (FDIC).  With assets of about $2.0 billion, the Bancorp provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey.  The Bank is focused on serving its targeted markets thru a “high touch supported with high tech” strategy that emphasizes exceptional customer service and has strategically placed community banking offices throughout its market area and continually expanding its portfolio of loans to small businesses and consumers.

About Ameritas

Ameritas – Ameritas Life Insurance Corp., Ameritas Life Insurance Corp. of New York, Acacia Life Insurance Company, The Union Central Life Insurance Company and affiliated companies – offers a wide range of insurance and financial products and services to individuals, families and businesses. These products and services include life insurance; annuities; individual disability income insurance; group dental, vision and hearing care insurance; retirement plans; investments; mutual funds; asset management; banking and public finance. For more information, visit ameritas.com.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.  These forward-looking statements may include statements with respect to the acquisition of Acacia and expected results and synergies therefrom, Customers’ strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, and financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers’ control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Customers’ financial performance (including its performance following the acquisition of Acacia) to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  Customers cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future events may have on Customers. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers’ filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, as well as any changes in risk factors that may be identified in its quarterly or other reports filed with the SEC..  Customers does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers or on behalf of Customers Bank.